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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                      United Therapeutics Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

      Common Stock, par value $.01 per share and associated preferred stock purchase rights
--------------------------------------------------------------------------------
                      (Title of Class of Securities)

                                 91307C102
          -------------------------------------------------------
                               (CUSIP Number)


                             February 22, 2006
          -------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                           |_| Rule 13d-1(b)

                           |X| Rule 13d-1(c)

                           |_| Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                            -----------------------
CUSIP NO. 91307C102                    13G                 PAGE 2 OF 10 PAGES
-----------------------------                            -----------------------


--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S.            IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
                            ONLY) Ziff Asset Management, L.P.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
          INSTRUCTIONS)                                               (A) |_|
                                                                      (B) |_|
--------- ----------------------------------------------------------------------
    3     SEC USE ONLY
--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                            Delaware
--------- ----------------------------------------------------------------------
                          5    SOLE VOTING POWER

       NUMBER OF                        0

         SHARES
                        ------ -------------------------------------------------
                          6    SHARED VOTING POWER
      BENEFICIALLY
                                        1,475,939
        OWNED BY
                        ------ -------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER

                                        0
       REPORTING
                        ------ -------------------------------------------------
         PERSON           8    SHARED DISPOSITIVE POWER
          WITH
                                        1,475,939
--------- ----------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,475,939
--------- ----------------------------------------------------------------------
    10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                              |_|
--------- ----------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   6.4%
--------- ----------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   PN
--------- ----------------------------------------------------------------------

-----------------------------                            -----------------------
CUSIP NO. 91307C102                    13G                 PAGE 3 OF 10 PAGES
-----------------------------                            -----------------------


--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S.            IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
                            ONLY) PBK Holdings, Inc.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
          INSTRUCTIONS)                                               (A) |_|
                                                                      (B) |_|
--------- ----------------------------------------------------------------------
    3     SEC USE ONLY
--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                            Delaware
--------- ----------------------------------------------------------------------
                          5    SOLE VOTING POWER

       NUMBER OF                        0

         SHARES
                        ------ -------------------------------------------------
                          6    SHARED VOTING POWER
      BENEFICIALLY
                                        1,475,939
        OWNED BY
                        ------ -------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER

                                        0
       REPORTING
                        ------ -------------------------------------------------
         PERSON           8    SHARED DISPOSITIVE POWER
          WITH
                                        1,475,939
--------- ----------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,475,939
--------- ----------------------------------------------------------------------
    10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                              |_|
--------- ----------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   6.4%
--------- ----------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   CO
--------- ----------------------------------------------------------------------

-----------------------------                            -----------------------
CUSIP NO. 91307C102                    13G                 PAGE 4 OF 10 PAGES
-----------------------------                            -----------------------


--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S.            IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
                            ONLY) Philip B. Korsant
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
          INSTRUCTIONS)                                               (A) |_|
                                                                      (B) |_|
--------- ----------------------------------------------------------------------
    3     SEC USE ONLY
--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                            United States of America
--------- ----------------------------------------------------------------------
                          5    SOLE VOTING POWER

       NUMBER OF                        0

         SHARES
                        ------ -------------------------------------------------
                          6    SHARED VOTING POWER
      BENEFICIALLY
                                        1,475,939
        OWNED BY
                        ------ -------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER

                                        0
       REPORTING
                        ------ -------------------------------------------------
         PERSON           8    SHARED DISPOSITIVE POWER
          WITH
                                        1,475,939
--------- ----------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,475,939
--------- ----------------------------------------------------------------------
    10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                              |_|
--------- ----------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   6.4%
--------- ----------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   IN
--------- ----------------------------------------------------------------------

-----------------------------                            -----------------------
CUSIP NO. 91307C102                    13G                 PAGE 5 OF 10 PAGES
-----------------------------                            -----------------------


--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S.            IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
                            ONLY) ZBI Equities, L.L.C.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
          INSTRUCTIONS)                                               (A) |_|
                                                                      (B) |_|
--------- ----------------------------------------------------------------------
    3     SEC USE ONLY
--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                            Delaware
--------- ----------------------------------------------------------------------
                          5    SOLE VOTING POWER

       NUMBER OF                        0

         SHARES
                        ------ -------------------------------------------------
                          6    SHARED VOTING POWER
      BENEFICIALLY
                                        1,475,939
        OWNED BY
                        ------ -------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER

                                        0
       REPORTING
                        ------ -------------------------------------------------
         PERSON           8    SHARED DISPOSITIVE POWER
          WITH
                                        1,475,939
--------- ----------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,475,939
--------- ----------------------------------------------------------------------
    10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                              |_|
--------- ----------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   6.4%
--------- ----------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   IA
--------- ----------------------------------------------------------------------

ITEM 1. (a)    NAME OF ISSUER

United Therapeutics Corporation

ITEM 1. (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
1110 Spring Street
Silver Spring, MD  20910

ITEM 2. (a)    NAME OF PERSON FILING
This Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons")*:

(i)   Ziff Asset Management, L.P. ("ZAM");
(ii)  PBK Holdings, Inc. ("PBK");
(iii) Philip B. Korsant; and
(iv)  ZBI Equities, L.L.C. ("ZBI").

* Attached as Exhibit A is a copy of an agreement among the Reporting Persons that this Schedule 13G is being filed on behalf of each of them.

ITEM 2. (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

Ziff Asset Management, L.P.
283 Greenwich Avenue
Greenwich, CT  06830

PBK Holdings, Inc.
283 Greenwich Avenue
Greenwich, CT  06830

Philip B. Korsant
283 Greenwich Avenue
Greenwich, CT  06830

ZBI Equities, L.L.C.
283 Greenwich Avenue
Greenwich, CT  06830

ITEM 2. (c)    CITIZENSHIP

See Item 4 of the attached cover pages.

ITEM 2. (d)    TITLE OF CLASS OF SECURITIES

Common Stock, par value $.01 per share and associated preferred stock purchase rights (the "Common Stock")

ITEM 2. (e)    CUSIP NUMBER

91307C102

ITEM 3.

Not applicable as this Schedule 13G is filed pursuant to Rule 13d-1(c).

ITEM 4.  OWNERSHIP

(a)  Amount beneficially owned:

     See Item 9 of the attached cover pages.

(b)  Percent of class:

     See Item 11 of the attached cover pages.

(c)  Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote:

           See Item 5 of the attached cover pages.

     (ii)  Shared power to vote or to direct the vote:

           See Item 6 of the attached cover pages.

     (iii) Sole power to dispose or to direct the disposition:

           See Item 7 of the attached cover pages.

     (iv)  Shared power to dispose or to direct the disposition:

           See Item 8 of the attached cover pages.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

ZAM is the owner of record of the shares of Common Stock reported herein. Each of PBK, Philip B. Korsant, and ZBI may be deemed to beneficially own the Common Stock reported herein as a result of the direct or indirect power to vote or dispose of such stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10.       CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 2, 2006

                                     ZIFF ASSET MANAGEMENT, L.P.
                                     By: PBK Holdings, Inc., its general partner


                                     By: /s/ DAVID GRAY
                                         ---------------------------------------
                                         Name:  David Gray
                                         Title:   Vice President


                                     PBK HOLDINGS, INC.


                                     By: /s/ DAVID GRAY
                                         ---------------------------------------
                                         Name:  David Gray
                                         Title:   Vice President



                                         /s/ PHILIP B. KORSANT
                                         -------------------------------------

                                                  Philip B. Korsant



                                     ZBI EQUITIES, L.L.C.
                                     By: PBK Holdings, Inc., its sole member


                                     By: /s/ DAVID GRAY
                                         ---------------------------------------
                                         Name:  David Gray
                                         Title:   Vice President

                                 EXHIBIT A


     The undersigned, Ziff Asset Management, L.P., a Delaware limited partnership, PBK Holdings, Inc., a Delaware corporation, Philip B. Korsant, and ZBI Equities, L.L.C., a Delaware limited liability company, hereby agree and acknowledge that the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  March 2, 2006

                                     ZIFF ASSET MANAGEMENT, L.P.
                                     By: PBK Holdings, Inc., its general partner


                                     By: /s/ DAVID GRAY
                                         ---------------------------------------
                                         Name:  David Gray
                                         Title:   Vice President


                                     PBK HOLDINGS, INC.


                                     By: /s/ DAVID GRAY
                                         ---------------------------------------
                                         Name:  David Gray
                                         Title:   Vice President



                                         /s/ PHILIP B. KORSANT
                                         -------------------------------------

                                                  Philip B. Korsant



                                     ZBI EQUITIES, L.L.C.
                                     By: PBK Holdings, Inc., its sole member


                                     By: /s/ DAVID GRAY
                                         ---------------------------------------
                                         Name:  David Gray
                                         Title:   Vice President